EXHIBIT 10.15.4.

(Form of) Fiscal Year 20_ _ Restricted Stock Units Grant

Terms and Conditions
U.S./[Non-U.S.]1 Management Employees

You have received a grant of Restricted Stock Units (the “RSUs”) under the Monsanto Company 2005 Long-Term Incentive Plan (as Amended and Restated as of January 24, 2012) (the “Plan”). The Grant Date and the number of RSUs covered by this grant are set forth in the document you received entitled “Long-Term Incentive Statement.” The Long-Term Incentive Statement and these terms and conditions collectively constitute the Award Certificate for the RSUs, and describe the provisions applicable to the RSUs.

1.Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Long-Term Incentive Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000, and includes any Affiliate that employs you.

2.Nature of RSUs.

(a)    The RSUs represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Long-Term Incentive Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the RSUs and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the RSUs. Without limiting the generality of the foregoing, you shall have no voting or dividend equivalent rights with respect to the RSUs. Any attempt on your part to dispose of the RSUs will result in their being forfeited.

[(b)    Notwithstanding the foregoing, the Company may, in its sole discretion, settle your RSUs in the form of (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require you or the Company to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (3) is administratively burdensome; or (ii) Shares, but require you to immediately sell such Shares (in which case, these terms and conditions shall give the Company the authority to issue sales instructions on your behalf).

(c)    As a condition to the grant of RSUs, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and Affiliates, as may be required to allow the Company and the Company’s Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).]

3.Vesting Schedule. The RSUs shall vest on November 15, 20_ _ (three fiscal years from grant) (the “Scheduled Vesting Date”), except as provided in Sections 4 and 5 below.

4.Effect of Termination of Service. If you experience a Termination of Service for any reason, all unvested RSUs subject to this Award Certificate shall, except as set forth otherwise in Sections 4 or 5, be forfeited as of the date of such Termination of Service, notwithstanding any differing treatment set forth in the Plan.

(a)    If you experience a voluntary Termination of Service by reason of Retirement before the first anniversary of the Grant Date (unless such Termination of Service follows a Change of Control), all unvested RSUs shall immediately be forfeited. If you experience a voluntary Termination of Service by reason of Retirement (including by reason of a Termination without Cause when you are Retirement-eligible) on or after the first anniversary of the Grant Date (or, if earlier, a Change of Control), all outstanding and unvested RSUs shall immediately vest, and the Shares shall be delivered in accordance with Section 6.

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1 Bracketed language applicable to non-U.S. employees

(b)    If you experience a Termination of Service as a result of death or Disability prior to the first anniversary of the Grant Date (unless such Termination of Service follows a Change of Control), all unvested RSUs shall immediately be forfeited. If you experience a Termination of Service as a result of death or Disability on or after the first anniversary of the Grant Date (or, if earlier, a Change of Control), all outstanding and unvested RSUs shall immediately vest, and the Shares shall be delivered in accordance with Section 6.

(c)    If you experience a Termination without Cause prior to the first anniversary of the Grant Date, all unvested RSUs shall immediately be forfeited. If you experience a Termination without Cause on or after the first anniversary of the Grant Date, that number of outstanding and unvested RSUs equal to the number of unvested RSUs multiplied by the Vesting Fraction (determined as set forth below) shall immediately vest, and any remaining unvested RSUs shall immediately be forfeited. For purposes of this paragraph, if you experience a Termination without Cause on or after the first anniversary of the Grant Date (i) due to a job-elimination program or divestiture of the affiliate of the Company by which you are employed, the Vesting Fraction shall equal one, or (ii) under any other circumstances, the Vesting Fraction shall be equal to a fraction, the numerator of which is the number of days from the Grant Date through the date of your involuntary Termination of Service, and the denominator of which is the number of days from the Grant Date through the Scheduled Vesting Date; provided, however, that in the event the product of the number of unvested RSUs multiplied by the Vesting Fraction is not a whole number, the number of RSUs that shall vest shall be rounded up to the next whole number. Delivery of Shares shall be made in accordance with Section 6. Notwithstanding the foregoing, treatment of the RSUs upon a Termination without Cause following a Change of Control shall be governed by Section 5(b).

(d)    If you experience a Termination for Cause, all unvested RSUs shall immediately be forfeited.

[(e)    If you are a local national of and are employed in a country that is a member of the European Union, the grant of the RSUs and the terms and conditions governing the RSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these terms and conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(f)    Notwithstanding anything to the contrary in the Plan or in your Award Certificate, and for purposes of clarity, unless otherwise determined by the Company in its sole discretion, a voluntary Termination of Service or Termination Without Cause shall be effective from the date on which your active employment ends and shall not be extended by any statutory or common law notice of termination period.]

5.Change in Control. The provisions of this Section 5 shall govern vesting of the RSUs upon a Change of Control.

(a)    Upon the occurrence of a Change of Control, notwithstanding any other provision of this Award Certificate, the RSUs shall vest in full, except to the extent that you are granted a Replacement Award in respect of the RSUs. In the event that no Replacement Award is so provided to you, the RSUs shall be converted into a cash account (based on the number of RSUs as of the date of the Change of Control and the value per Share as of the Change of Control), which shall accrue interest at the applicable federal short-term rate provided for in Section 1274(d)(1)(A) of the Code, and be settled in accordance with Section 6 below. For clarity, such account shall be fully vested as of the Change of Control, and in no event shall the amount of such account be increased or decreased as a result of the circumstances of a subsequent Termination of Service.

(b)    Notwithstanding any other provision hereof, if you are granted a Replacement Award and you experience (x) a Termination without Cause or (y) a termination under circumstances entitling you to severance benefits under a constructive termination provision (including, without limitation, a “good reason” provision or a constructive “involuntary termination” provision) of an agreement, plan or program covering you, in either case, at any time following a Change of Control, the applicable Replacement Award shall vest in full, and the Shares shall be delivered in accordance with Section 6.

6.Delivery of Shares. The Company shall deliver to you a number of Shares equal to the number of RSUs (if any) that vest pursuant to this Award Certificate (except that in the event of settlement following conversion of the RSUs into a cash account pursuant to Section 5(a), delivery shall be in cash), subject to withholding as provided in Section 7 below. Such delivery shall take place as soon as practicable, but in no event more than 90 days, after the Scheduled Vesting Date. Notwithstanding any other provision of this Award Certificate but subject to Section 7(b), with respect to a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) and that occurs during the two-year period following a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such delivery shall take place as soon as practicable following the date of the applicable Termination of

Service. Nothing in this Award Certificate, including Section 5, shall preclude the Company from settling upon a Change of Control the RSUs if they are not replaced by a Replacement Award, to the extent effectuated in accordance with Treas. Regs. § 1.409A-3(j)(ix).

7.Withholding; Section 409A.

(a)    Notwithstanding any other provision of this Award Certificate, your right to receive Shares in settlement of any RSUs is subject to withholding of all taxes that are required to be paid or withheld in connection with the delivery of those Shares. Unless the Committee determines otherwise, withholding of taxes in connection with the delivery of Shares in settlement of the RSUs shall be satisfied by withholding by the Company of that number of whole Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld. If you are subject to any taxes in connection with the RSUs in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for taxes in more than one jurisdiction.

(b)    This Award Certificate is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Award Certificate be administered in all respects in accordance with Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made hereunder. Notwithstanding any provision of the Plan or this Award Certificate to the contrary, in the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following your Separation from Service, to the extent required by Section 409A of the Code, shall instead be paid or provided on the first business day after the date that is six months following your Separation from Service. If you die following your Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate or your beneficiary within 30 days after the date of your death.

[7.    Income Tax and Social Insurance Contribution Withholding.

(a)    As a condition to settlement, you must make arrangements satisfactory to the Company for the payment of any and all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) required to be paid or withheld in connection with your RSUs. Regardless of any action the Company takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs and the issuance of Shares or cash in settlement, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.

(b)    If your country of residence (and/or country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Shares otherwise issuable in settlement of the RSUs (or, in the case of RSUs settled in cash, a portion of the cash proceeds) that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (as determined by the Company in good faith and in its sole discretion) with respect to the vested RSUs. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the vesting of the RSUs and the issuance of Shares or cash thereunder. Alternatively, the Company may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding of Shares, or may require you to submit a cash payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the vested RSUs. In the event the withholding requirements are not satisfied, no Shares or cash will be issued to you (or your estate) in settlement of the RSUs unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by you with respect to the payment of any such Tax-Related Items. If you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the RSUs, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the RSUs and any Shares or cash delivered in settlement thereof are your sole responsibility.

(c)    To the extent the Company pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Company shall be entitled to recover such Advanced Tax Payments from you by any and all means that the Company determines are appropriate, in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to): (i) a forced sale of a sufficient number of Shares held in any brokerage, recordkeeping or other account established by the Company on your behalf in connection with the grant of awards under the Plan equal to the Advanced Tax Payments (in which case, these terms and conditions shall give the Company the authority to issue sales instructions on your behalf); and (ii) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Company (including regular salary/wages, bonuses, and Shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Company for your benefit).]

8.No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.

9.Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or unenforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.

10.Amendment. The terms and conditions of this Award Certificate may not be amended in any manner adverse to you without your consent.

11.Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive RSUs or benefits in lieu of the RSUs in the future. Future RSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the award, the number of Shares subject to the award, and the vesting provisions applicable to the award.

12.Plan Interpretation. Except as otherwise provided herein, this Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate as provisions of the RSUs. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern (except as provided otherwise in this Award Certificate). If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the RSUs in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.

13.[Extraordinary Item of Compensation. Your participation in the Plan is voluntary. The value of the RSUs and any other grant under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). As such, the RSUs and any other grant under the Plan is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

14.Consent to Collection/Processing/Transfer of Personal Data.

Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the RSUs and your participation in the Plan. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options, units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.

The Company will transfer Data internally as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan, and (e) withdraw your consent to the collection, processing or transfer of Data as provided hereunder (in which case, your RSUs will be null and void). You may seek to exercise these rights by contacting your local Human Resources manager or the Company’s Human Resources Department.

15.Private Placement. The grant of the RSUs is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

16.Addendum. Notwithstanding any provisions of this Award Certificate to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as are set forth in the applicable addendum to the Award Certificate (“Addendum”). Further, if you transfer residence and/or employment to another country reflected in an Addendum to the Award Certificate, the special terms and conditions for such country shall apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of the Award Certificate.

17.English Language. If you are resident outside of the United States, you acknowledge and agree that it is your express intent that this Award Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If you have received this Award Certificate, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

18.Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

19.Currency Fluctuations. Neither the Company, nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the local currency of your country of residence and the U.S. dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.]

20.Electronic Delivery. The Company may, in its sole discretion, elect to deliver any documents related to the RSUs granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.    Governing Law. All questions concerning the construction, validity and interpretation of the RSUs and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the RSUs or the Plan shall be brought only in the state or federal courts of the State of Delaware.

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